SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 23, 2006
S1 CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-24931	58-2395199
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3500 Lenox Road, NE, Suite 200, Atlanta, Georgia	30326
(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (404) 923-3500
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)) Rule 425, Rule 14a-12 and Instruction 2 to Rule 14d-2(b)(2)

Item 1.01	Entry into a Material Definitive Agreement.
In connection with the retirement of James S. “Chip” Mahan, III as Chairman, Director and Chief Executive Officer of S1 Corporation (the “Company”), the Company has agreed to repurchase all shares of common stock of the Company held by Mr. Mahan and his spouse, excluding shares held by Mr. Mahan in his 401(k) account, at a purchase price equal to the greater of $4.75 and the price paid by the Company in the issuer tender offer referenced in Item 7.01 below.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
On October 23, 2006, S1 Corporation issued a press release (the “Press Release”) announcing that Director John W. Spiegel has been appointed Chairman of the Board of Directors following the retirement of Mr. Mahan as Chairman, Director and Chief Executive Officer of the Company. Mr. Mahan’s retirement and Mr. Spiegel’s appointment are effective immediately. There is no arrangement or understanding pursuant to which Mr. Spiegel was appointed Chairman and there are no family relationships between any director or executive officer of the Company and Mr. Spiegel.
Mr. Spiegel has served as a director of S1 since 2004. Prior to that, Mr. Spiegel was the Chief Financial Officer and Vice Chairman of SunTrust Banks, Inc. Mr. Spiegel is also a director for the HomeBanc, Rock-Tenn Company, Bentley Pharmaceuticals and Colonial Properties Trust.
A copy of the Press Release, which is incorporated by reference herein, is filed as Exhibit 99 to this report.

Item 7.01.	Regulation FD Disclosure
The Press Release also contained pre-commencement statements about an issuer tender offer for shares of the Company’s common stock.

Item 8.01	Other Events.
The Company also announced that it has established a new committee of the Board of Directors — the Strategic Planning Committee — which is charged with assisting the Company’s management in analyzing and implementing operational and structural improvements. Gregory J. Owens, an S1 director since 2003, will chair the committee.

Item 9.01	Financial Statements and Exhibits
(d)     Exhibits

Exhibit No.	Description

99	Press Release dated October 23, 2006

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

S1 CORPORATION (Registrant)

/s/ Richard P. Dobb

Richard P. Dobb
Chief Legal Officer and Corporate Secretary
Date: October 23, 2006

EXHIBIT INDEX

Exhibit No.	Description
99	Press Release dated October 23, 2006